Exhibit 10.1

October 21, 2019

Mr. Mark E. Almeida

Re:	Transition Agreement

Dear Mark:

On behalf of Moody’s Corporation (together with its worldwide subsidiaries and affiliates, the “Company”), I want to thank you for your over thirty years of service. This letter agreement (the “Agreement”) confirms our recent discussions regarding your transition to the role of Special Advisor.

1.     Continued Service

(a)    Special Advisor. From November 1, 2019 through December 31, 2020 (the “End Date”), you will be employed by the Company as a Special Advisor, reporting to the Chief Executive Officer (the period in which you provide services as a Special Advisor, the “Advisory Period”). During the first two months of the Advisory Period, you will assist in the transition of your operational and management responsibilities to the new president of Moody’s Analytics and thereafter, you will be available to perform such duties as are reasonably assigned to you, consistent with your skills and experience, by the Chief Executive Officer from time to time, which may include, but are not limited to, advising and assisting the Company in its strategic plans relating to product portfolios, product development, customer retention and other transition matters in the risk analytics space.

(b)    Transition. You will continue to serve in your current role as President of Moody’s Analytics through October 31, 2019 (the “Transition Date”). You and the Company agree that, effective as of the close of business on the Transition Date, you will no longer serve as an officer of the Company and except as set forth in Section 1(a), as of such date, you hereby resign from all positions that you hold (as director, officer, manager, member or otherwise) with the Company, including Moody’s Analytics and any of the Company’s other subsidiaries, affiliates, joint ventures and other related entities

(c)    Employment at Will. Your employment with the Company remains “at-will” and the employment relationship may be terminated at any time by you or the Company. If the Company terminates your employment without Cause or if the Advisory Period ends because of your death, in each case, before the End Date (each, a “No-Cause Termination”), the Company will continue to pay you the compensation and benefits set forth in Section 2 as if you continued to serve as Special Advisor through the End Date. “Cause” shall mean (i) willful malfeasance, willful misconduct, or gross negligence in connection with your service under this Agreement, (ii) your failure to observe the Company’s material policies applicable to you (including, without limitation, the Code of Business Conduct) or (iii) your conviction of, or plea of guilty or nolo contendere to, any (A) felony or (B) any misdemeanor involving moral turpitude.

(d)    Vacation Pay. Within two payroll periods of the Transition Date, Moody’s will pay you for all your accrued and unused vacation as reflected in the human resources system as of the Transition Date.

(e)    Outplacement. You will be provided with twelve months of executive outplacement services, which you must begin no later than thirty (30) days following the End Date.

2.     Compensation Matters

(a)    Advisory Period Compensation. From the date hereof and through the Advisory Period, you will continue to be paid your base salary at its current rate ($575,000 per annum) and will continue to be eligible to participate in the Company’s retirement savings, health, welfare and life insurance plans on same basis on which you are eligible to participate today. Additionally, during the Advisory Period you will earn an annual bonus in respect of 2020 in the amount of $820,000 (the “2020 Bonus”), which, subject to your continued employment through the End Date (other than a No-Cause Termination as set forth in Section 1(c)), will be paid to you (or your estate) in cash on or before March 15, 2021; provided, that the 2020 Bonus will be pro-rated to reflect the portion of 2020 that elapsed prior to your termination date in the event you terminate your employment before the End Date other than by reason of your death and the Company determines you have not engaged in conduct constituting Cause. Furthermore, subject to your continued employment (other than a No-Cause Termination as set forth in Section 1(c)) through the date the Company grants 2020 equity awards to senior executives of the Company, which shall be no later than March 15, 2020, you will receive a long-term incentive award comprised of restricted stock units (the “2020 LTI”) with an aggregate value on the date of the grant equal to $1,680,000.

(b)    COBRA. Your eligibility for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, will begin upon completion of the Advisory Period. Nothing in this Agreement shall waive your eligibility rights for any retiree medical benefits.

(c)    Legacy Compensation. You will receive an annual bonus in respect of 2019 of $820,000, which, subject to your continued employment through December 31, 2019 (other than a No-Cause Termination as set forth in Section 1(c)), will be paid to you in cash when bonuses are paid to senior executives of the Company, but no later than March 15, 2020. All of your outstanding restricted stock units, stock options and performance shares (including those granted to you in 2019 (the “2019 LTI”) and the restricted stock units comprising the 2020 LTI) will continue to be governed by and treated in accordance with the terms of the applicable plan documents and award agreements evidencing such awards, and, for the avoidance of doubt, your termination of employment will be “by reason of death, Disability or Retirement” as set forth in the Key Employee Stock Incentive Plan, provided, that the Company will waive the one year post-grant service requirement applicable to your 2019 LTI and 2020 LTI subject to your continued compliance with your obligations set forth in Sections 3, 4, 5(a), 5(b) and to the provisions of Section 2(d). For the avoidance of doubt, you will continue to be eligible for the service waiver set forth in this Section 2(c) if you terminate your service as a Special Advisor before the End Date, subject to your compliance with your obligations set forth in the preceding sentence and to the provisions of Section 2(d).

(d)    Bring-Down Release. Your eligibility for the service waiver described in Section 2(c) and, if applicable, payment of the 2020 Bonus will be contingent upon your execution and non-revocation of the General Release of Claims attached as Exhibit A (the

“Bring-Down Release”) within thirty (30) days of the completion of the Advisory Period, with implementation of the service waiver and payment of the 2020 Bonus, as applicable, occurring promptly but no later than thirty (30) days after the Bring-Down Release becomes effective in accordance with Paragraph 6(f) thereof. Within five (5) days of the completion of the Advisory Period, the Company will send you the Bring-Down Release for execution.

3.     General Release of Claims

(a)    In exchange for the consideration provided in this Agreement, which you acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, you hereby WAIVE, RELEASE and FOREVER DISCHARGE the Company and its past and present parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, stockholders, agents, employees, attorneys, agents, fiduciaries, plan administrators, services providers, parties in interest, and trustees or administrators of any Company plan or employee benefit plan sponsored by the Company, any Company plan, and any employee benefit plan sponsored by the Company, whether as individuals or in their official capacity, and the respective heirs and personal representatives (together, “Releasees”), from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, acts or omissions, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement (together, “Claims”), including, but not limited to, Claims arising out of or relating in any way to your employment or other relationship with the Company or termination of that employment or other relationship. The release under this Section 3 includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers’ Benefits Protection Act (“OWBPA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993 (“FMLA”), New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers’ Compensation Law; New York City Human Rights Law; and the New York City Earned Sick Time Act, including all amendments thereto. In consideration for your release of the Releasees, the Company hereby discharges and generally releases you from all claims, causes of action, suits, agreements, and damages which each such party may have now or in the future against you for any act, omission, or event relating to your employment with the Company or termination of employment therefrom occurring up to and including the date on which you sign this Agreement to the extent that any such claim, cause of action, suit, agreement, or damages is based on facts, acts, omissions, circumstances, or events actually known as of the date of this Agreement to the Company’s Board of Directors (“Board”), or facts, acts, omissions, circumstances, or events which, as of the date of this Agreement, the Board reasonably should have been aware of.

(b)    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any Claim or right you may have under COBRA; (ii) any Claim or right you may have for unemployment insurance benefits or workers’ compensation benefits; (iii) any Claim or right you may have to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any Claim that cannot be waived as a matter of federal, state or local law; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any Claim or right that may arise after the execution of this Agreement; (vii) any Claim or right you may have under this Agreement; and/or (viii) any right, if any, to continued coverage under the Company’s applicable directors’ and officers’ or other third party liability insurance policy(ies). In addition, nothing herein shall prevent you from filing a charge or complaint, either individually or with or on behalf of others, with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2. Notwithstanding this provision, nothing in this Agreement limits your ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency and nothing in this Agreement requires an offset of any such award. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Company of, or prevents the Company from making or asserting: (i) any Claim that you engaged in acts that violated any criminal code; (ii) any Claim or right that may arise after the execution of this Agreement; or (iii) any Claim or right the Company may have under this Agreement.

(c)    You also hereby WAIVE any right to (i) initiate or maintain any Claims (as defined in Section 3(a)) on a class action basis, collective action basis, or representative action basis against Releasees; (ii) serve or participate as a representative of any such class action, collective action, or representative action; (iii) serve or participate as a member of any such class action, collective action, or representative action; or (iv) recover any relief from any such class action, collective action, or representative action. You further agree that if you are included within any such class, collective, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in or otherwise participating to pursue claims in the action, as the case may be.

(d)    The release in this Section 3 is binding on you, your heirs, legal representatives and assigns. However, it does not apply to any claim that may arise after the date that you sign this Agreement

4.     Ongoing Obligations

(a)    Restrictive Covenants.

(i)    You agree that through the End Date (without regard to any earlier termination of employment for any reason), whether or not you accept any form of compensation from a competing entity or consultant, you will not become a stockholder (unless such stock is listed on a national securities exchange or traded on a daily basis in the over-the-counter market and your ownership interest is not in excess of 1% of the company whose shares are being purchased), employee, officer, director or consultant of or to a corporation, or a member or an employee of or a consultant to a partnership or any other business or firm, which competes with any of the businesses owned or operated by the Company, and if you become associated with a company, partnership or individual which company, partnership or individual acts as a consultant to businesses in competition with the Company, you will not provide services to such competing businesses; provided, that, following a termination of your employment with the Company the restrictions set forth in this Section 4(a)(i) shall apply only to S&P Global, Inc., Hearst Corp., Fitch Group, The Safe Information Group NV, Equifax Inc. and Experian plc (including, in each case, any successor thereto or affiliate thereof, and, collectively, the “Listed Competitors”).

(ii)    You agree that through the first anniversary of the End Date (without regard to any earlier termination of employment for any reason), whether or not you accept any form of compensation from a competing entity or consultant, you will not (A) recruit or solicit any Customers to become customers of any Listed Competitor; or (B) recruit or solicit (or cause any company or entity you control or manage to recruit or solicit) any employee of the Company to become an employee of any business entity. For purposes of this Agreement, a “Customer” means any customer or prospective customer of the Company to whom you provided services, or for whom you transacted business, or whose identify became known to you in connection with your relationship with or employment by the Company.

(b)    Future Employment. You agree that if you perform services for an entity other than the Company at any time on or before the End Date (whether or not such entity is in competition with the Company), (i) you will provide the Company with at least ten (10) days’ written notice prior to the commencement thereof, including providing the name of such entity, (ii) the Advisory Period and the Company’s obligation to continue to pay you your base salary and benefits and set forth in Section 2(a) will immediately terminate following those ten (10) days, (iii) the 2020 Bonus will be subject to proration in accordance with Section 2(a) and (iv) your outstanding equity awards will be treated in accordance with Section 2(c). However, if the bona fide base compensation provided by your new employer is less than the current rate set forth in Section 2(a), the Company will continue pay you an amount so that in the aggregate, your level of base compensation is maintained as if your employment with the Company continued through the End Date. To “perform services” will mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

(c)    Non-Disparagement. Except as provided for in Sections 5(c) and 5(d), you agree that during your employment with the Company and for five (5) years thereafter, you will not disparage, denigrate or defame the Company or any other affiliated entity, any of their business products or services, or any of their directors, officers, executives or other personnel and will not make any written or oral statement, news release or other announcement relating to your employment by the Company or relating to the Company, its subsidiaries, customers or personnel, which would tend to disparage, denigrate or defame any of the foregoing. It shall not be a violation of this Section for you to provide financial analysis and/or commentary that conflicts with the ratings or commentary of the Company, or to offer competitive services to the Company in which its products/services are compared to products/services being offered by the Company. Except as provided for in Sections 5(c) and 5(d), at no time during your employment with the Company and for five (5) years thereafter, will any individual comprising the Company’s Management Team (i.e., https://ir.moodys.com/moodys-overview/management-team/default.aspx) or serving on the Board (i.e., https://ir.moodys.com/moodys-overview/corporate-governance/default.aspx), in each case, as of the date hereof, disparage, denigrate or defame you or make any written or oral statement, news release or other announcement relating to your employment by the Company or you, which would disparage, denigrate or defame you.

(d)    Cooperation. You agree that through the End Date, you will be available on reasonable advance notice to consult on matters, as reasonably requested by the Company, and through and following the End Date will continue to cooperate in all material respects with respect to any claims, litigations or investigations relating to the Company (including investigations which relate directly or indirectly to your activities at the Company) by providing truthful and complete information, including truthful and complete testimony if requested. The Company shall advance or reimburse you for reasonable expenses incurred by you in connection with the obligations set forth under this Section 4(d), provided that no reimbursement for expenses incurred as a result of this provision will be made to you unless authorized in writing in advance by the Company. Any requested cooperation will not unreasonably interfere with your then current business, employment or personal commitments. If the parties agree in good faith that, in order to reasonably cooperate, you need to retain counsel independent of the Company’s counsel due to a potential conflict of interest of such Company counsel, you will be advanced or reimbursed (at your option) for your reasonable attorneys’ fees and expenses as incurred, provided that the Company will have the opportunity to approve your selection of counsel, which approval will not be unreasonably withheld, and that no reimbursement for attorneys’ fees and expenses incurred as a result of this provision will be made to you unless authorized in writing in advance by the Company. Additionally, you acknowledge that by signing this Agreement you hereby consent to the Company’s purchase of corporate owned life insurance, naming you as the insured and the Company as the beneficiary and you agree to promptly execute such documents and take such actions as may be reasonably requested by the Company in connection therewith.

5.     Confidentiality

(a)    Except as provided for in Sections 5(c) and 5(d), you agree not to directly or indirectly disclose any proprietary or confidential information, records, business plans, market projections, vendor, client and customer lists, data, formulae, specifications and other trade secrets owned by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case, to the extent lawful and unless requested by law enforcement or a regulator not to do so, you will first provide the Company with written notice of such) or if expressly authorized in writing by an executive officer of the Company. All such information, as well as all records, files, drawings, documents, emails, models, disks, equipment and the like relating to the businesses of the Company will remain the sole property of the Company and will not be removed from the premises of the Company. You further agree to leave or return to the Company, as the case may be, any property, records, files, drawings, documents, models, disks, equipment, and the like of the Company which you may have, no matter where located, no later than the date your employment relationship with the Company terminates, and you agree not to keep any copies or portions thereof. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to permanently delete such information from such devices, subject to any Company litigation preservation directive then in effect. Notwithstanding the foregoing, you may retain and will be provided with a usable electronic copy of your contacts list.

(b)    Except as provided for in Sections 5(c) and 5(d), you and the Company each agree not to talk about, write about, discuss or otherwise publicize any of the circumstances giving rise to this Agreement at any time to any person or entity, except that you may disclose such circumstances as necessary to your legal, tax or other financial advisors and to your immediate family members, and the Company may disclose such circumstances and this Agreement as necessary to the Company’s auditors, legal, tax or other financial advisors, and as needed to effectuate the terms of the Agreement.

(c)    Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict you, the Company, or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including periodic Securities and Exchange Commission reporting requirements and disclosures; or (ii) lawfully initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting or testifying in an investigation by the Securities and Exchange Commission or any other governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any applicable law, rule or regulation or regarding potentially fraudulent or suspicious activities. Further, nothing in this Agreement will require you to notify the Company of any such communications, cooperation, assistance, responses to inquiries, assistance, testimony or participation as described in this paragraph. You acknowledge and agree, however, that pursuant to Section 3 and the Bring-Down Release, you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding. Notwithstanding this provision, nothing in this Agreement limits your ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency. Despite the foregoing, unless required by applicable law or by a court of competent jurisdiction (and in that case only following prompt prior notice to the Company), you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine, and/or other applicable privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(d)    Federal law provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

6.     Breach

(a)    You acknowledge and agree that (i) if you breach any of your commitments or representations to the Company agreed upon in Sections 3, 4, 5(a), 5(b) and/or the Bring-Down Release, in addition to any remedy or damages available to the Company as permitted by law, you will forfeit any claim or entitlement to the payments described in Section 2 hereof that may remain unpaid at the time of such breach except to the extent required to be paid to you or your beneficiaries by applicable law and pursuant to the terms of the applicable plan(s) and/or award agreement(s), and (ii) if you breach any of your commitments or representations to the Company agreed upon in Sections 3, 4(a) and/or the Bring-Down Release, you will immediately repay, upon demand of the Company, all payments made pursuant to this Agreement paid prior to such breach, provided, however, that you will be entitled to retain up to Ten Thousand Dollars ($10,000.00), which amount you and the Company agree constitutes valid ongoing consideration for Section 3 and the Bring-Down Release.

(b)    A waiver by either party hereto of a breach of any term or provision of the Agreement will not be construed as a waiver of any subsequent breach.

7.     Other Terms

(a)    Acknowledgements. You hereby acknowledge that:

(i)    You have obtained independent legal advice from an attorney of your choice with respect to this Agreement;

(ii)    You have had a period of at least twenty-one (21) days to review and consider this Agreement;

(iii)    If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in this Section 7(a) has expired;

(iv)    You have freely and voluntarily entered into this Agreement after due consideration;

(v)    You have the right to revoke this Agreement within seven (7) calendar days of signing it. Your notice of revocation must be in writing and addressed and delivered to the attention of John Goggins, EVP-General Counsel, 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, by hand-delivery or by certified mail, return receipt requested, on or before the end of the seven-day period;

(vi)    This Agreement will not be effective and enforceable against the Company until eight (8) days after the Company has received your signed copy of this Agreement. That will be the “Effective Date” of this Agreement, provided that you have not revoked this Agreement within the time period set forth in Section 7(a)(v).

(vii)    In deciding to sign this Agreement, you have not relied on any promises or commitments, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Agreement.

(viii)    If you fail to execute and return this Agreement to the Company within the timeframe specified herein, the promises and agreements made by the Company in this Agreement will have been revoked.

(ix)    Your eligibility for the consideration provided in this Agreement is in lieu of your rights to, and any obligation the Company has to provide, severance, salary continuation or any other separation benefits under the Company’s Career Transition Plan or any other Company policy, plan or program of general applicability, regardless of whether you remain employed with the Company through the End Date or terminate prior to such time.

(b)    Reimbursements. The Company will pay for the actual legal fees and expenses you incurred seeking advice with respect to this Agreement by the firm of Wechsler & Cohen, LLP (“Wechsler”) in an amount not to exceed $50,000.00. This payment will be made to Wechsler within 30 days of the Effective Date of the Agreement, provided that (i) Wechsler provides to the Company a summary invoice of services rendered no later than the Effective Date and (ii) Wechsler submits to the Company an up-to-date copy of an Internal Revenue Service Form W-9 for Wechsler.

(c)    Indemnification/Advancement. Nothing in this Agreement will be deemed to modify the Company’s indemnification and/or advancement obligations set forth in Paragraph 6 of the Company’s Certificate of Incorporation or pursuant to the Indemnification Agreement between you and the Company or applicable law (or any other agreement regarding indemnification or advancement obligations).

(d)    Entire Understanding. This Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described herein.

(e)    No Representations and Non-Admission. You acknowledge that you have not relied on any representations or statements in determining to execute this Agreement. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the other Releasees (as defined in Section 3(a)) or by you.

(f)    Tax Withholding. The Company may withhold from any amounts payable to you under this Agreement any federal, state, local or foreign taxes that are required to be withheld pursuant to applicable law or regulation.

(g)    Governing Law. This Agreement will be construed, governed by and enforced in accordance with the laws of the State of New York without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement maybe brought and prosecuted only in New York State, and you and the Company consent to the jurisdiction and venue of the courts located in the State of New York, County of New York.

(h)    Severability; Counterparts. If any term, provision, covenant or restriction contained in this Letter Agreement is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental regulatory or administrative agency or authority or arbitration panel to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. This Agreement cannot be changed or modified except by written agreement signed by both parties.

(i)    Section 409A of the Code. It is the parties’ intent that the payments and benefits provided under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will be interpreted accordingly. In this regard each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code. If and to the extent that any payment or benefit is determined by the Company (1) to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (2) such payment or benefit must be delayed for six months following your separation from service in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six-month period (or, if earlier, your death or a “change in control event” as such term is defined in Section 1.409A-3(i)(5) of the Code). All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that a plan providing health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (ii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (iii) any reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

PLEASE READ the following declaration and sign this Agreement only if it is true on or before November 11, 2019:

Employee acknowledges that he has carefully read and considered this Agreement; that he has been given the opportunity to review this Agreement with an attorney of his own choosing; that he understands by signing this Agreement and allowing it to become effective, he is forever relinquishing important legal rights and claims, including under the ADEA; and that he freely and voluntarily consents to all terms of this Agreement with full understanding of what they mean.

IN WITNESS WHEREOF, you and the Company by its duly authorized agent have hereunder executed this Agreement.

MARK E. ALMEIDA	MOODY’S CORPORATION

/s/ Mark E. Almeida	/s/ John J. Goggins
John Goggins, EVP-General Counsel Authorized Agent

October 21, 2019	October 22, 2019
Date signed by Mark E. Almeida	Date signed by Moody’s Corporation

Exhibit A

General Release of Claims

This GENERAL RELEASE OF CLAIMS (this “Release”), made by and between Mark E. Almeida (hereinafter referred to as “Employee”), and Moody’s Corporation (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as the “Company”).

1.    In consideration for the benefits promised to the Employee in, and set forth in the letter agreement, dated ●, 2019 (the “Agreement”) which Employee acknowledges and agrees are just and sufficient consideration for the waivers, releases and commitments set forth herein, Employee hereby WAIVES, RELEASES and FOREVER DISCHARGES the Company and its past and present parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, stockholders, agents, employees, attorneys, agents, fiduciaries, plan administrators, services providers, parties in interest, and trustees or administrators of any Company plan or employee benefit plan sponsored by the Company, any Company plan, and any employee benefit plan sponsored by the Company, whether as individuals or in their official capacity, and the respective heirs and personal representatives (together, “Releasees”), from any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which Employee now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, acts or omissions, whether known or unknown to Employee, from the beginning of time until the date of execution of this Release (together, “Claims”), including, but not limited to, Claims arising out of or relating in any way to Employee’s employment or other relationship with the Company or termination of that employment or other relationship. This RELEASE includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Older Workers’ Benefits Protection Act (“OWBPA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Rehabilitation Act of 1973, and the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993 (“FMLA”), New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York Wage Hour and Wage Payment Law, New York State Worker Adjustment and Retraining Notification Act, the retaliation provisions of New York Workers’ Compensation Law; New York City Human Rights Law; and the New York City Earned Sick Time Act, including all amendments thereto. In consideration for Employee’s release of the Releasees, the Company hereby discharges and generally releases Employee from all claims, causes of action, suits, agreements, and damages which each such party may have now or in the future against Employee for any act, omission, or event relating to Employee’s employment with the Company or termination of employment therefrom occurring up to and including the date on which Employee signs this Release to the extent that any such claim, cause of action, suit, agreement, or damages is based on facts, acts, omissions, circumstances, or events actually known as of the date of this Release to the Company’s Board of Directors (“Board”), or facts, acts, omissions, circumstances, or events which, as of the date of this Release, the Board reasonably should have been aware of.

2.    Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Employee of, or prevents Employee from making or asserting: (i) any Claim or right Employee may have under COBRA; (ii) any Claim or right Employee may have for unemployment insurance benefits or workers’ compensation benefits; (iii) any Claim or right Employee may have to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any Claim that cannot be waived as a matter of federal, state or local law; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any Claim or right that may arise after the execution of this Release; (vii) any Claim or right Employee may have under this Release; (viii) any rights to indemnification and/or advancement as set forth in Section 7(c) of the Agreement; and/or (ix) any right, if any, to continued coverage under the Company’s applicable directors’ and officers’ or other third party liability insurance policy(ies). In addition, nothing herein shall prevent Employee from filing a charge or complaint, either individually or with or on behalf of others, with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency or Employee’s ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 1, Employee is waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent Employee receives any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2 of the Agreement. Notwithstanding this provision, nothing in this Release limits Employee’s ability to receive an award from a government-administered award program for information provided to any federal, state or local authority or administrative agency and nothing in this Release requires an offset of any such award. Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Company of, or prevents the Company from making or asserting: (i) any Claim that Employee engaged in acts that violated any criminal code; (ii) any Claim or right that may arise after the execution of this Agreement; or (iii) any Claim or right the Company may have under this Agreement.

3.    Employee also hereby WAIVES any right to (i) initiate or maintain any Claims (as defined in Paragraph 1) on a class action basis, collective action basis, or representative action basis against Releasees; (ii) serve or participate as a representative of any such class action, collective action, or representative action; (iii) serve or participate as a member of any such class action, collective action, or representative action; or (iv) recover any relief from any such class action, collective action, or representative action. Employee further agrees that if Employee is included within any such class, collective, or representative action, Employee will take all steps necessary to opt-out of the action or refrain from opting in or otherwise participating to pursue claims in the action, as the case may be.

4.    This RELEASE is binding on Employee, Employee’s heirs, legal representatives and assigns. However, it does not apply to any claim that may arise after the date that Employee signs this Release

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5.    Employee represents that Employee has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

6.    Employee hereby acknowledges that:

(a)    Employee has obtained independent legal advice from an attorney of Employee’s choice with respect to this Release, or Employee agrees that Employee has been instructed to consult with an attorney before signing this Release and has knowingly and voluntarily chosen not to do so;

(b)    Employee has had a period of at least twenty-one (21) days to review and consider this Release;

(c)    Employee may not execute this Release before the completion of the Advisory Period (as defined in the Agreement);

(d)    Employee has freely and voluntarily entered into this Release after due consideration;

(e)    Employee has the right to revoke this Release within seven (7) calendar days of signing it. Employee’s notice of revocation must be in writing and addressed and delivered to the attention of John Goggins, EVP-General Counsel, 7 World Trade Center at 250 Greenwich Street, New York, NY, 10007, by hand-delivery or by certified mail, return receipt requested, on or before the end of the seven-day period;

(f)    This Release will not be effective and enforceable against the Company until eight (8) days after the Company has received Employee’s signed copy of this Release. That will be the “Effective Date” of this Release, provided that Employee has not revoked this Release within the time period set forth in Paragraph 6(e). Further, provided this Release becomes effective, Employee will receive the 2020 Bonus and the service waiver set forth in Sections 2(a) and 2(c) of the Agreement, respectively (collectively, the “Contingent Benefits”). However, if Employee does not timely sign, or if Employee revokes this Release, the Release will not become effective, and Employee will not be eligible to receive the Contingent Benefits.

(g)    Employee acknowledges that in deciding to sign this Release, Employee has not relied on any promises or commitments, whether spoken or in writing, made to Employee by any Company representative, except for what is expressly stated in the Letter Agreement previously provided to the Employee.

(h)    Employee agrees that if Employee fails to execute and return this Release to the Company upon the completion of the Advisory Period or otherwise revokes this Release in accordance with Paragraph 6(e), the promises and agreements made by the Company herein and in Sections 2(a) and 2(c) of the Agreement with respect to the Contingent Benefits will have been revoked.

(i)    This Release incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement between the Company and Employee, including the recitation of consideration provided by the Company. It is not Employee’s intention to otherwise change, alter or amend any of the terms and conditions of the Agreement, for which Employee received adequate consideration, and which remains in full force and effect. Employee acknowledges and agrees that Employee continues to be bound by the terms and conditions of the Agreement.

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PLEASE READ the following declaration and sign this Release only if it is true upon completion of the Advisory Period:

Employee acknowledges that he has carefully read and considered this Release; that he has been given the opportunity to review this Release with an attorney of his own choosing; that he understands by signing this Release and allowing it to become effective, he is forever relinquishing important legal rights and claims, including under the ADEA; and that he freely and voluntarily consents to all terms of this Release with full understanding of what they mean.

IN WITNESS WHEREOF, Employee and the Company by its duly authorized agent have hereunder executed this Release.

MARK E. ALMEIDA	MOODY’S CORPORATION

John Goggins, EVP-General Counsel Authorized Agent

Date signed by Mark E. Almeida	Date signed by Moody’s Corporation

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